SEVERANCE AGREEMENT

This Severance Agreement ("Agreement") is dated effective as of November 3, 2005, and is entered into by and between Richard Shields ("Employee") and Oakley, Inc. (the "Company").

RECITALS

WHEREAS, Employee has been hired by the Company as its Chief Financial Officer; and

WHEREAS, the Company desires to pay severance to Employee if it terminates Employee's employment without Cause (as that term is defined below) within the first year of Employee's employment with the Company.

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, and other good and valuable consideration, receipt of which is hereby acknowledged, Employee and the Company agree as follows:

AGREEMENT

1.                  Severance Payment.  Subject to Employee's executing, abiding by and not revoking a release of claims satisfactory to the Company substantially in the form attached hereto as Exhibit A (the "Release"), in the event the Company terminates Employee's employment without Cause (as defined in Section 5 below) within one year of the commencement of Employee's employment, the Company shall pay Employee an amount equal to (i) one year (the "Severance Period") of Employee's base pay as of the date of such termination, plus (ii) the pro rata portion of the annual performance bonus, if any, payable for the calendar year in which the termination occurred, following determination of such amount by the Compensation and Stock Option Committee of the Board of Directors of the Company ("Compensation Committee") (the "Severance Payment").  The Severance Payment shall be payable in biweekly installments over the Severance Period as if the Employee had remained in the Company's employ during the Severance Period, beginning with the first payroll date that is at least ten (10) days after the effective date of the release described in Section 3 of this Agreement; provided, however, that such payment will be subject to applicable withholding for federal, state and local taxes and other normal payroll withholdings.  For purposes of this Agreement, "Base Pay" shall mean Employee's base salary (excluding incentive pay, premium pay, bonuses, equity interest and other forms of variable compensation), currently $275,000, at the rate in effect immediately prior to the Termination Date.  For purposes of this Agreement, the annual performance bonus shall refer to Employee's incentive potential of up to 40% of his base salary, subject to approval and determination by the Compensation Committee, in its sole discretion.  The Severance Payment obligation shall be excused if Employee breaches any of the provisions of the Release, including Sections 7 through 9 thereof, addressing Employee's non-disparagement, confidentiality and cooperation obligations.

2.                  Limited Applicability; No Other Benefits.  The Severance Payment described in Section l of this Agreement is the total benefit offered by the Company, is in lieu of any other severance payment pursuant to any other plan or agreement of the Company, and is in complete settlement of Employee's claims against the Company if Employee is terminated without Cause within the first year of employment with the Company.  Employee shall not be entitled to severance hereunder if (i) his employment is terminated with Cause within the first year of employment, (ii) he resigns his employment within the first year of employment, (iii) his employment ceases within the first year as a result of his death or Disability, and/or (iv) cessation of employment, for whatever reason, occurs after the first year of Employee's employment.  Employee agrees that the Severance Payment shall constitute the entire amount of monetary consideration provided to him under this Agreement and that he will not seek any further compensation in connection with separation of his employment with the Company without Cause during the first year of employment.  For purposes of this Agreement, Employee will be deemed to have a "Disability" if, for physical or mental reasons, Employee is unable to perform the essential functions of his duties, with or without accommodation, for a period of one hundred twenty (120) days during the term of this Agreement.

3.                  Release. In order to receive, and in consideration for, the Severance Payment, Employee must enter into and execute a unilateral release of all known and unknown claims against the Company as of the date of the termination of Employee's employment that is in the form attached hereto as Exhibit A (the "Release"), with such changes reasonably made by the Company thereto as may be necessary or appropriate to make the Release legally enforceable or, without adding any significant burdens on Employee, to address the specific circumstances of such termination of employment.  The Release shall be effective on the eighth (8th) day following the delivery to the Company of the Release, executed by Employee, provided that Employee does not revoke the Release within the seven (7) day period described in the Release.  Unless the Release becomes effective, Employee shall not receive the Severance Payment provided under this Agreement.

4.                  Term of Agreement; Vesting Upon Expiration of Term.  This Agreement shall commence on the date hereof and shall continue in effect until the one year anniversary of the commencement of Employee's employment with the Company, whereupon it will automatically terminate without notice.  During the term of this Agreement, Employee shall not be eligible to participate in the Company's officer severance policy or any other severance plan.  Upon the expiration of this Agreement, however, if Employee still is employed by the Company as an officer thereof, Employee shall, without further action by the Company, automatically be designated as a beneficiary of the then existing officer severance policy, which policy currently provides for six months severance pay (plus one month for every year of service over five years) if Employee is terminated without Cause.

5.                  Termination for Cause. For purposes of this Agreement, "Cause" shall mean (1) the willful and continued failure by Employee to substantially perform his duties with the Company (other than by reason of the Employee's physical or mental incapacity) after written notice of such failure is given to Employee by the Company, (2) the willful engaging by Employee in misconduct with regard to the Company or in the performance of his duties (including, but not limited to, a material violation of any material policies or procedures of the Company) that is demonstrably and materially injurious to the Company, monetarily or otherwise, (3) Employee's conviction of, or entry of a plea of guilty or nolo contendre to, a felony or other crime involving moral turpitude, (4) the commission by Employee of any act of theft, embezzlement or fraud in connection with his employment with the Company, (5) Employee's material breach of any of the material terms of any material agreement that he now has or later has with the Company and/or any of its subsidiaries or affiliates, which breach is not cured within 15 days after the giving of written notice thereof or is not capable of cure, and (6) Employee's knowing appropriation (or attempted appropriation) of a material business opportunity of the Company, including attempting to secure or securing from anyone other than the Company any personal profit without the Company's consent in connection with any transaction entered into on behalf of the Company.  If the Company terminates Employee's employment for Cause during the first year of Employee's employment (or if employment ceases for any of the other reasons enumerated in Section 2 of this Agreement, other than a termination without Cause), the Company shall have no further obligation under this Agreement from and after the date of termination.

6.                  At-Will Employment.  This Agreement is without prejudice to Employee's at-will employment relationship with the Company, meaning that Employee or the Company may terminate the employment relationship at any time for any reason or for no reason, without notice, and without further obligation or liability, except as set forth in this Agreement.

7.                                     Arbitration of Disputes.  The Company and Employee agree that any dispute arising as to the parties' rights and obligations hereunder shall, as the exclusive method for resolving such dispute, be submitted to arbitration before a single neutral arbitrator in Orange County, California and will be conducted in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association, which Rules shall be modified by the arbitrator to the extent necessary to comply with applicable law. The arbitrator shall not have authority to add to, modify, change or disregard any lawful terms of this Agreement or to issue an award that is contrary to applicable law.  The decision of the arbitrator shall be final and binding and enforceable in any court of competent jurisdiction. The parties further agree, notwithstanding the foregoing, that (i) the provisions of the California Arbitration Act, including Section 1281.8 of the California Code of Civil Procedure, will apply to any arbitration hereunder; (ii) the Company shall pay any costs and expenses that Employee would not otherwise have incurred if the dispute had been adjudicated in a court of law, rather than through arbitration, provided, however, that if either party prevails on a statutory claim that affords the prevailing party an award of attorney's fees, the arbitrator may award reasonable attorney's fees to the prevailing party, consistent with applicable law; and (iii) any hearing must be transcribed by a court reporter and any decision of the arbitrator must be set forth in writing, consistent with the applicable state or federal law and supported by essential findings of fact and conclusion of law.  The provisions of this Section shall survive the termination or revocation of this Agreement.

8.                  Interpretation.  Employee understands that this Agreement is deemed to have been drafted jointly by the parties.  Any uncertainty or ambiguity shall not be construed for or against any party on attribution of drafting to any party.

9.                  Headings.  Titles or captions of sections contained in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provisions hereof.

10.              Notices.  All notices and other communications under this Agreement shall be in writing and delivered to the addresses set forth below and shall be effective when delivered, if hand delivered; three (3) days after mailing by first class mail, certified or registered with return receipt requested; and 24 hours after transmission of a fax:

            If to Company:

                        Oakley, Inc.
                        One Icon

                        Foothill Ranch, California 92610

                        Attention:  Chairman of the Board

            If to the Employee:

                        Richard Shields
                        32 New Haven

                        Laguna Niguel, CA 92677

Either party may change such party's address for notices by notice duly given pursuant hereto.

11.              Entire Agreement; Amendment.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.  This agreement may not be amended unless in writing and signed by Employee and a duly authorized director of the Company.

12.              Successors; Assigns.  Any successor to the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company shall assume all obligations of the Company under this Agreement and all rights of the Company under this Agreement shall inure to such successor, in the same manner and to the same extent that the Company would be required to perform and be entitled to the benefits of this Agreement if no such succession had taken place.  This agreement is of a personal nature and may not be assigned by Employee.

13.              Governing Law.  This Agreement and the legal relations thus created between the parties hereto shall be governed by and construed under and in accordance with the internal laws of the State of California.

14.                              Modification; Waiver.  Except as otherwise specifically provided in this Agreement, no provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by both the Company and Employee. No waiver at any time by either party to this Agreement of any breach by the other party hereto of, or failure to comply with, any provision hereof shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or similar time.

15.              Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

16.              Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the day and date first above written.

Richard Shields	Oakley, Inc.

_______________________________	_______________________________ By: ___________________________ Its: ___________________________

EXHIBIT A

GENERAL RELEASE OF CLAIMS

            This General Release ("Release") is entered into as of this ____ day of _________, 200__, by and between Oakley, Inc. (the "Company"), and Richard Shields, an employee of the Company ("Employee") (collectively, the "Parties").

RECITALS

            WHEREAS, Employee and the Company are parties to a severance agreement dated November 3, 2005, governing the terms and conditions applicable if Employee's employment is terminated by the Company without Cause within the first year of Employee's employment with the Company (the "Severance Agreement");

            WHEREAS, pursuant to the terms of the Severance Agreement, the Company has agreed to pay Employee severance pay under the terms and conditions specified therein, provided that Employee has executed and not revoked a general release of claims in favor of the Company;

            WHEREAS, Employee's employment with the Company is being terminated effective [date]; and

            WHEREAS, the Parties wish to terminate their relationship amicably and to resolve, fully and finally, all actual and potential claims and disputes relating to Employee's employment with and termination from the Company and all other relationships between Employee and the Company, up to and including the date of execution of this Release.

            NOW, THEREFORE, in consideration of these Recitals and the promises and mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are expressly acknowledged, the Parties, intending to be legally bound, agree as follows:

AGREEMENT

1.                  Termination of Employment.  Employee's employment with the Company shall terminate on [date] (the "Termination Date").

2.                  Severance Payment.  Pursuant to the terms of the Severance Agreement, and in consideration of Employee's release of claims and the other covenants and agreements contained herein and therein, and provided that Employee has signed this Release and delivered it to the Company and has not exercised any revocation rights as provided in Section 6 below, the Company shall pay the Severance Payment (as that term is defined in the Severance Agreement) in the time and manner provided therein; provided, however, that the Severance Payment obligation shall be excused if Employee breaches any of the provisions of this Agreement including, without limitation, Sections 7, 8 and 9 hereof.  Employee acknowledges and agrees that the Severance Payment constitutes consideration beyond that which, but for the mutual covenants set forth in this Release and the covenants contained in the Severance Agreement, the Company otherwise would not be obligated to provide, nor would Employee otherwise be entitled to receive.

3.                  Effective Date.  Provided that it has not been revoked pursuant to Section 6 hereof, this Release will become effective on the eighth (8th) day after the date of its execution by Employee (the "Effective Date").

4.                  Effect of Revocation.  Employee acknowledges and agrees that, in the event that Employee revokes this Release pursuant to Section 6 hereof, Employee shall have no right to receive the Severance Payment.

5.                  General Release.

(a)                In consideration of the Severance Payment and the Company's other covenants contained herein and in the Severance Agreement, Employee hereby forever releases and discharges the Company and its parent, subsidiary(ies), related and/or affiliated companies ("Affiliates") and each of its and their past and present officers, directors, managers, employees, agents, attorneys and insurers, and each of its and their respective successors and assigns (collectively, the "Released Parties") from any and all claims, charges, complaints, liens, demands, causes of action, obligations, damages and liabilities, known or unknown, suspected or unsuspected, that Employee had, now has, or may hereafter claim to have against the Released Parties, arising out of or relating in any way to Employee's hiring by, employment with, or separation from the Company, from the beginning of time through the date Employee executes this Release (the "Released Claims").  This release specifically extends to, without limitation, claims for wrongful termination, breach of an express or implied contract, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, fraud, misrepresentation, defamation, slander, infliction of emotional distress, disability, loss of future earnings, and claims under the California Constitution, the United States Constitution, and applicable state and federal statutes and regulations, including, but not limited to, the Civil Rights Act of 1964, the Fair Labor Standards Act, the National Labor Relations Act, the Labor-Management Relations Act, the Worker Retraining and Notification Act of 1988, the Rehabilitation Act of 1973, as amended, the Americans With Disabilities Act, the Employee Retirement Income Security Act of 1974, the Age Discrimination in Employment Act of 1967, the California Fair Employment and Housing Act, the California Labor Code, California Civil Code, the California Business and Professions Code, and the Sarbanes-Oxley Act (all as amended from time to time).

(b)               Employee acknowledges and agrees that it is his intention to forever bar every claim described in Section 5(a) herein, whether known or unknown to the Employee at this time or discovered later.  Employee understands and acknowledges that there are laws which may invalidate releases of claims which are unknown to the releasing party.  Employee hereby expressly waives any protection to which he may otherwise be entitled hereunder by virtue of any such law.  In particular, and not by way of limitation, Employee represents and acknowledges that he is familiar with Section 1542 of the California Civil Code, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

            Employee hereby waives and relinquishes any rights and/or benefits which he has or may have under California Civil Code Section 1542 or any similar applicable law of any state.

(c)                Employee hereby represents that no claim, complaint, charge or other action of any kind on Employee's behalf is pending against any of the Released Parties.  Employee further represents and hereby agrees that Employee shall not institute a claim, complaint, charge or other action of any kind with any governmental agency or court against any of the Released Parties concerning any of the released claims.  Employee further agrees not to aid or assist any other person in pursuing any claim, charge or action against the Released Parties unless compelled to do so by law or court order.

6.                  Review and Revocation Period.  Employee acknowledges that the Company has advised Employee that Employee may consult with an attorney of Employee's own choosing (and at Employee's expense) prior to signing this Release and that Employee has been given at least twenty-one (21) days during which to consider the provisions of this Release, although Employee may sign and return it sooner.  Employee further acknowledges that Employee has been advised by the Company that after executing this Release, Employee will have seven (7) days to revoke this Release, and that this Release shall not become effective or enforceable until such seven (7) day revocation period has expired.  Employee acknowledges and agrees that if Employee wishes to revoke this Release, Employee must do so in writing, and that such revocation must be signed by Employee and received by the Chairman of the Board of Directors of the Company no later than 5:00 p.m. Pacific Standard Time on the seventh (7th) day after Employee has executed this Release.  Employee acknowledges and agrees that, in the event that Employee revokes this Release, Employee will have no right to receive any benefits hereunder, including the Severance Payment.  Employee represents that Employee has read this Release and understands its terms and enters into this Release freely, voluntarily and without coercion.

7.                  No Disparagement.  Employee agrees not to make any oral or written statements that are disparaging of the Company or any of the Released Parties, or each of their respective present or former officers, directors, agents, employees, successors or assigns.  The obligation set forth in this Section 7 shall survive any termination or revocation of this Release.

8.                  Confidentiality.  Employee reaffirms his commitment not to disclose to others or use, whether directly or indirectly, any Confidential Information regarding the Company, its subsidiaries or affiliates.  The obligation set forth in this Section 8 shall survive any termination or revocation of this Release.

9.                  Cooperation in Litigation.  At the Company's request, Employee shall use his good faith efforts to cooperate with the Company, its Affiliates, and each of its and their respective attorneys or other legal representatives ("Attorneys") in connection with any claim, litigation or judicial or arbitral proceeding which is now pending or may hereinafter be brought against the Released Parties by any third party.  Employee's duty of cooperation shall include, but not be limited to (a) meeting with the Company's and/or its Affiliates' Attorneys by telephone or in person at mutually convenient times and places in order to state truthfully Employee's knowledge of matters at issue and recollection of events; (b) appearing at the Company's, its Affiliates' and/or their Attorneys' request (and, to the extent possible, at a time convenient to Employee that does not conflict with the needs or requirements of Employee's then-current employer) as a witness at depositions or trials, without necessity of a subpoena, in order to state truthfully Employee's knowledge of matters at issue; and (c) signing at the Company's, its Affiliates' and/or their Attorneys' request declarations or affidavits that truthfully state matters of which Employee has knowledge.  The Company shall reimburse Employee for the reasonable expenses incurred by him in the course of his cooperation hereunder.  The obligations set forth in this Section 9 shall survive any termination or revocation of this Release.

10.              Non-Admission of Liability.  Nothing in this Release shall be construed as an admission of liability by Employee or the Released Parties; rather, Employee and the Released Parties are resolving all matters arising out of the employer-employee relationship between Employee and the Company and all other relationships between Employee and the Released Parties.

11.              Binding Effect.  This Release shall be binding upon the Parties and their respective heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of the Parties and their respective heirs, administrators, representatives, executors, successors and assigns.

12.              Governing Law.  This Release shall be governed by and construed and enforced in accordance with the laws of the State of California applicable to agreements negotiated, entered into and wholly to be performed therein.

13.              Severability.  Each of the respective rights and obligations of the Parties hereunder shall be deemed independent and may be enforced independently irrespective of any of the other rights and obligations set forth herein.  In the event any provision of this Release should be held illegal or invalid, such illegality or invalidity shall not affect in any way other provisions hereof, all of which shall continue, nevertheless, in full force and effect.

14.              Counterparts.  This Release may be signed in counterparts and each counterpart shall be deemed to be an original but together all such counterparts shall be deemed a single agreement.

15.              Entire Agreement; Modification.  This Release constitutes the entire understanding between the Parties with respect to the subject matter hereof and may not be modified without the express written consent of both Parties.  This Release supersedes all prior written and/or oral and all contemporaneous oral agreements, understandings and negotiations regarding its subject matter.  This Release may not be modified or canceled in any manner except by a writing signed by both Parties.

16.              Acceptance.  Employee may confirm his acceptance of the terms and conditions of this Release by signing and returning two (2) original copies of this Release to the Chairman of the Board of Directors of the Company, no later than 5:00 p.m. Pacific Standard Time twenty-one (21) days after Employee's receipt of notice of termination.

EMPLOYEE ACKNOWLEDGES AND REPRESENTS THAT EMPLOYEE HAS FULLY AND CAREFULLY READ THIS RELEASE PRIOR TO SIGNING IT AND UNDERSTANDS ITS TERMS.  EMPLOYEE FURTHER ACKNOWLEDGES AND AGREES THAT EMPLOYEE HAS BEEN, OR HAS HAD THE OPPORTUNITY TO BE, ADVISED BY INDEPENDENT LEGAL COUNSEL OF EMPLOYEE'S OWN CHOICE AS TO THE LEGAL EFFECT AND MEANING OF EACH OF THE TERMS AND CONDITIONS OF THIS RELEASE, AND IS ENTERING INTO THIS RELEASE FREELY AND VOLUNTARILY AND NOT IN RELIANCE ON ANY PROMISES OR REPRESENTATIONS OTHER THAN AS SET FORTH IN THIS RELEASE.

            IN WITNESS WHEREOF, the Parties have executed this Release as of the day and year set forth above.

Richard Shields	Oakley, Inc.

_______________________________	_______________________________ By: ___________________________ Its: ___________________________